Exhibit 99.1

News Release

Media Contacts:
Telkonet Investor Relations, 240.912.1811, ir@telkonet.com

For Immediate Release

Telkonet Announces First Quarter Results

May 17, 2010: Milwaukee, WI – Telkonet, Inc. (OTCBB: TKOI), a Clean Technology company that develops, manufactures and sells proprietary energy management and SmartGrid networking technology, announced today first quarter results for the period ended March 31, 2010. Telkonet has reflected MSTI Holdings, Inc. results of operations in the condensed consolidated statement of operations through the date of the disposal (April 22, 2009) as discontinued operations for all periods presented

For the quarter ended March 31, 2010 Telkonet had revenue of $2.6 million, a decrease of 11%, compared to $2.9 million in the quarter ended March 31, 2009. Telkonet’s revenue for the quarter ended March 31, 2010 increased by 23% when compared to the quarter ended December 31, 2009. Telkonet reported gross margins of 53% for the quarter ended March 31, 2010 compared to 52% for the quarter ended March 31, 2009, and 38% for the quarter ended December 31, 2009.

Telkonet reported a net loss in the quarter ended March 31, 2010 of $0.7 million, or $(0.01) per share, compared to a net loss of $1.1 million, or $(0.01) per share, in the quarter ended March 31, 2009. Net losses for the quarter ended March 31, 2009 included losses from discontinued operations of $0.5 million, or $(0.0) per share.

Telkonet had a negative adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), a non-GAAP1 measure, in the quarter ended March 31, 2010 of approximately $513,000 compared to a negative adjusted EBITDA of $380,000 in the quarter ended March 31, 2009.

“Our ability to maintain healthy margins and our operating costs is reflected in the first quarter financial results,” stated Jason Tienor, Telkonet’s President and CEO. “Additionally, the 23% increase in revenue compared to the prior quarter reflects the momentum of an improving economic environment and increasing traction in our targeted markets”

Conference Call
The Company will hold a conference call Monday, May 17, 2010 at 4:30 p.m. Eastern Time to discuss these results. Interested parties should dial 866-893-4204 (domestically) or 706-758-7105 (internationally). Please use conference ID# 74934656. There will be a replay of the call available until June 17, 2010 posted on the Investor Relations page of the Telkonet web site at http://www.telkonet.com/investors/investors.php.

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NON-GAAP Financial Measures
To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Telkonet, Inc. attached to this news release and will post to the company’s investor relations web site (www.telkonet.com) any reconciliations of differences between non-GAAP financial information that may be required in connection with issuing the company’s financial results.

The Company, as is common in its industry, uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company’s performance based on the Company’s net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principals generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company’s case is the removal of interest, depreciation, amortization, taxes and other non-cash expense. In assessing the overall health of its business during the quarter ended March 31, 2010 and 2009, the Company excluded items in the following general categories, each of which are described below:

•
Loss on Sale of Investment. In February 2009 the Company completed the sale of its investment in a publicly-traded company and recorded a $29,371 loss on the sale of the investment in the consolidated statement of operations for the quarter ended March 31, 2009. The Company considers this an investment transaction, and it is not an indication of operating performance. Therefore the Company does not consider the inclusion of our sale of this investment helpful in assessing its current financial performance compared to previous periods as well as prospects for the future.

•
Gain on Derivative Liability. The Company has historically recorded non-cash gains and losses on the fair value of its derivative liabilities which arose from the sale of the Convertible Debentures in May and July 2008. These Debentures have embedded derivatives and the accounting treatment of derivative financial instruments requires that the Company record all derivatives and related warrants, and classify all other non-employee stock options and warrants as derivative liabilities and mark them to market at each reporting date. The Company considers this a financing transaction, and it is not an indication of current or future operating performance. Therefore, the Company does not consider the inclusion of this transaction helpful in assessing its current financial performance compared to previous periods as well as prospects for the future.

•
Stock-Based Compensation. The Company believes that because of the variety of equity awards used by companies, varying methodologies for determining stock-based compensation and the assumptions and estimates involved in those determinations, the exclusion of non-cash stock-based compensation enhances the ability of management and investors to understand the impact of non-cash stock-based compensation on our operating results. Further, the Company believes that excluding stock-based compensation expense allows for a more transparent comparison of its financial results to previous periods.

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Each of the non-GAAP financial measures described above, and used in this press release, should not be considered in isolation from, or as a substitute for, a measure of financial performance prepared in accordance with GAAP. Further, investors are cautioned that there are inherent limitations associated with the use of each of these non-GAAP financial measures as an analytical tool. In particular, these non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measure reflect the exclusion of items that are recurring and will be reflected in the Company’s financial results for the foreseeable future. The Company compensates for these limitations by providing specific information in the reconciliation included in this press release regarding the GAAP amounts excluded from the non-GAAP financial measures. In addition, as noted above, the Company evaluates the non-GAAP financial measures together with the most directly comparable GAAP financial information.

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(1)	GAAP stands for Generally Accepted Accounting Principles.

About Telkonet

Telkonet is a market-leading Clean Technology company providing integrated, centrally-managed energy management and SmartGrid networking solutions to the emerging $50 billion SmartGrid and Energy Efficiency markets. Telkonet is a leading occupancy-based energy management control provider in each of the hospitality, commercial, military, healthcare and education markets. The Company's in-room energy management systems are lowering heating and cooling costs in over 180,000 rooms and are an integral part of various utilities' green energy efficiency and rebate programs.

Primarily targeting SmartGrid and utility applications, Telkonet's patented powerline communications (PLC) platform delivers cost-effective, robust networking, with real-time online monitoring and maintenance capabilities, increasing reliability and energy efficiency across the entire utility grid.

Telkonet's EthoStream Hospitality Network provides hospitality gateway servers, high-speed Internet access (HSIA) solutions, and proactive technical support to more than 2,350 properties and over 2.5 million users monthly. As a preferred or endorsed provider for some of the world's largest hotel franchisors, the EthoStream Hospitality Network is the most comprehensive technology management platform available. For more information, visit http://www.telkonet.com/.

All company, brand or product names are registered trademarks or trademarks of their respective holders.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenue due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).

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TELKONET, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
FOR THE THREE MONTHS ENDED March 31, 2010 AND 2009
(Unaudited)

	Year Ended
	March 31,
	2010	2009
Net loss, as reported	$(671,866)	$(1,107,702)
Net loss from discontinued operations	-	512,297
Net loss from continuing operations	(671,866)	(595,405)

Financing expense, net	168,746	268,816
Depreciation and amortization	80,410	86,834

EBITDA	(422,710)	(239,755)
Adjustments:
Loss on sale of investment	-	29,371
(Gain) loss on derivative liability	(155,467)	(263,701)
Stock based compensation	64,780	93,810

Adjusted EBITDA	$(513,397)	$(380,275)

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TELKONET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended
	March 31,
Revenues, net:	2010	2009
Product	$1,566,451	$1,918,427
Recurring	1,017,589	979,525
Total Revenue	2,584,040	2,897,952

Cost of Sales:
Product	899,782	1,076,639
Recurring	305,845	305,834
Total Cost of Sales	1,205,627	1,382,473

Gross Profit	1,378,413	1,515,479

Operating Expenses:
Research and Development	265,851	275,962
Selling, General and Administrative	1,690,739	1,713,602
Depreciation and Amortization	80,410	86,834
Total Operating Expenses	2,037,000	2,076,398

Loss from Operations	(658,587)	(560,919)

Other Income (Expenses):
Financing Expense, net	(168,746)	(268,816)
Gain on Derivative Liability	155,467	263,701
(Loss) on Sale of Investments	-	(29,371)

Total Other Expenses	(13,279)	(34,486)

Loss Before Provision for Income Taxes	(671,866)	(595,405)
Provision for Income Tax	-	-

Net Loss from Continuing Operations	(671,866)	(595,405)

Loss from Discontinued Operations	-	(512,297)
Net loss attributable to common shareholders before accretion of preferred dividends and discount	$(671,866)	$(1,107,702)

Accretion of preferred dividends and discount	(39,113)	-
Net loss attributable to common shareholders	$(710,979)	$(1,107,702)

Loss per share from continuing operations - basic and diluted	$(0.01)	$(0.01)
Loss per share from discontinued operations - basic and diluted	$-	$(0.00)
Net Loss per share - basic	$(0.01)	$(0.01)
Net Loss per share – diluted	$(0.01)	$(0.01)

Weighted average common shares outstanding used in loss per share calculation	96,600,438	90,325,734

Comprehensive Loss:
Net loss attributable to common shareholders	$(671,866)	$(1,107,702)
Unrealized gain on investment	-	32,750

Comprehensive loss attributable to common shareholders	$(671,866)	$(1,074,952)

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